Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-213759 and 333-196919 of Spire Inc. and subsidiaries (formerly The Laclede Group, Inc.) on Forms S-3 and in Registration Statement Nos. 333-198699, 333-193772, 333-193770, 333-193771, 333-131830, 333-201863, and 333-204839 of Spire Inc. and subsidiaries on Forms S-8 of our reports dated November 15, 2016, relating to the consolidated financial statements of Spire Inc. and subsidiaries, and the effectiveness of Spire Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Spire Inc. and subsidiaries for the year ended September 30, 2016.

/s/DELOITTE & TOUCHE LLP
St. Louis, Missouri
November 15, 2016